Quarterly Stakeholder Letter SECOND QUARTER | FISCAL YEAR 2024

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 2 Dear Phreesia stakeholders, I am incredibly pleased with our team’s accomplishments in the second quarter of fiscal year 2024. We continued to deliver excellent value for our clients and scale our business—all while helping patients take a more active role in their healthcare and achieve improved health outcomes. This quarter, we were honored to receive two awards that recognized the strength of our people and our organization. In May, we were named to Modern Healthcare’s list of the Best Places to Work in Healthcare for a seventh time, a wonderful testament to the work we do to make Phreesia a destination workplace for top talent. And in August, we were named to the list of “The Top 100 Software Companies of 2023” by The Software Report, our second year in a row on the list. We’ve been an innovator in the SaaS space for nearly two decades, so being recognized for that work is very gratifying. We are proud of these external recognitions because they validate what we believe to be true: we have a great organization with talented, hardworking people, and we support our clients with great products. We’re committed to being a top workplace and continuing to invest in our product offerings. We believe our product offerings are delivering a measurable return on investments to our clients and being utilized to improve health outcomes, such as helping patients at risk of losing Medicaid coverage connect with state resources to re-enroll in a Medicaid plan or enroll in an exchange plan. Our team is leveraging all of the investments we have made over the past several years to stay on a path toward our fiscal 2025 financial targets. In June, we expanded our product suite by acquiring MediFind, a consumer-facing healthcare product that helps patients—especially those with serious, chronic and rare diseases—find better care faster. In August, we acquired Access eForms, an electronic content management solution. We are excited to pair these two solutions with the size and scale of Phreesia’s network to activate even more patients in their care. We believe our team of 1,492 Phreesians1 enters the second half of fiscal year 2024 in an excellent position to reach our goals. We look forward to updating you on our future progress. Chaim Indig Chief Executive Officer and Co-Founder 1 Full-time employees as of July 31, 2023. SEPTEMBER 6, 2023

Fiscal Year 2024 Second Quarter Highlights[2]

REVENUE

Total revenue was up 26% year-over-year to $85.8 million in the second fiscal quarter. Year-over-year growth was led by Network Solutions at 33%, followed closely by Subscription and Related Services at 26%. Payment Processing fees revenue was up 21% year-over-year.

QUARTERLY REVENUE[1] (FY2019-FY2024[2])



Subscription and related services
Network Solutions
Payment processing fees
3.6x
$24M $25M $25M $26M $28M $31M $33M $33M $33M $35M $38M $42M $48M $51M $56M $58M $63M $68M $73M $77M $84M $86M
$10M $10M $11M $13M $13M $14M $15M $15M $16M $17M $17M $19M $22M $23M $24M $26M $29M $31M $33M $36M $38M $39M
$5M $5M $5M $5M $4M $5M $7M $6M $6M $6M $8M $10M $10M $12M $15M $15M $15M $17M $20M $21M $22M $23M
$9M $9M $9M $9M $12M $12M $12M $12M $12M $12M $13M $13M $17M $16M $16M $16M $19M $20M $20M $20M $24M $24M
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Q4'22 Q1'23 Q2'23 Q3'23 Q4'23 Q1'24 Q2'24
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024

[1] Revenue may not add up due to rounding.

[2] Fiscal year ended January 31; FY2024 only includes Q1'24 and Q2'24.

[2] Fiscal quarter ended July 31, 2023 is 'unaudited'.

Phreesia QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 3

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 4 Average Healthcare Services Clients In the second quarter of fiscal 2024, we supported 3,445 Average Healthcare Services Clients (“AHSCs”),3 an increase of 136 AHSCs over the first quarter of fiscal year 2024 and an increase of 669 AHSCs (or 24%) year-over-year. The sequential increase of 136 AHSCs was roughly in-line with the expectations we communicated in our May 31, 2023 earnings release. We expect to see AHSCs increase by approximately 175 during the third quarter of fiscal year 2024, over the second quarter of fiscal year 2024. The expected AHSC additions in the fiscal third quarter includes clients who are joining the Phreesia network through the Access eForms acquisition. AHSCS (FY2019-FY20241) 1 Fiscal year ended January 31; FY2024 only includes Q1’24 and Q2’24. 3 We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 5 Total Revenue and Healthcare Services Revenue Per AHSC In the fiscal second quarter of 2024, total revenue per AHSC was $24,914, up 2% year-over-year, driven by Network solutions revenue growth which outpaced AHSC growth. Healthcare services revenue per AHSC4 for the quarter was $18,268, roughly flat year-over-year. As a reminder, Subscription and Related Services and Network Solutions revenue growth are driven by two factors: 1) the growth of our network of healthcare services clients and 2) our ability to drive more value for our existing clients across the solutions within each of our revenue categories. By contrast, our Payment Processing revenue is almost entirely driven by the growth of our provider network. Existing clients who utilize our payment facilitator model have only nominal additional payments to process on our network after we have transitioned them to our payment-facilitator model. We estimate that our total addressable market (“TAM”) of approximately $10 billion5 and our target client universe in the ambulatory and hospital markets of approximately 50,000 addressable healthcare services clients6 implies a total annual revenue opportunity of approximately $200,000 per addressable healthcare services client.7 4 During the three months ended January 31, 2023, we re-labeled our key metric “Average revenue per healthcare services client” to “Healthcare services revenue per AHSC.” We did not make any changes to the calculation of this metric in re-labeling this metric, and we have not changed any previously reported amounts. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as healthcare services revenue in a given period divided by AHSCs during that same period. 5 Management’s estimate of the $10 billion total addressable market is derived from: (1) an estimated potential $6.3 billion in subscription and related services revenue, generated from the approximately 1.4 million U.S.- based healthcare services organizations who take medical appointments in ambulatory care settings and healthcare service providers who work in hospital settings, (2) an estimated potential $2.3 billion in consumer- related transaction and payment processing fees, which are based on a percentage of payments that can be processed via the Phreesia Platform and address approximately $95.0 billion of annual out of pocket patient spend in ambulatory healthcare related professional services, and (3) an estimated potential $1.9 billion in network solutions revenue, based on projections of direct-to-consumer point of care marketing spend and health care member enrollment. 6 IQIVIA, Definitive Healthcare and company estimates as of April 2021. 7 Management’s estimated of total annual revenue opportunity per addressable healthcare services client of over $200,000 is derived from an estimated potential (i) ~$126,000 in annual Subscription and related services revenue per addressable healthcare services client, (ii) ~ $46,000 in annual Payment processing revenue per addressable healthcare services client, and (iii) ~$38,000 in annual Network solutions revenue per addressable healthcare services client.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 6 TOTAL REVENUE1 PER AHSC2 (FY2019-FY20243) Subscription and Related Services Payment Processing Fees Network Solutions 1 Revenue may not add up due to rounding. 2 Calculated by revenue stream for each period presented as revenue for that period divided by AHSCs during the same period. 3 Fiscal year ended January 31; FY2024 only includes Q1’24 and Q2’24. Subscription and Related Services Subscription and Related Services revenue for the second quarter of fiscal year 2024 grew 26% compared to the second quarter of the prior fiscal year. Subscription and Related Services revenue per AHSC was $11,408 in the fiscal second quarter, up 2% year-over-year and roughly flat on a sequential basis. We expect this figure to grow over the long-term as we deepen our relationships with our clients through continued improvements in our solutions and the addition of new products. Payment Processing Our Payment Processing revenue grew 21% over the prior year’s fiscal second quarter, driven by a 22% increase in patient payment volume. Payment Processing revenue generally grows in line with our network growth. In the fiscal second quarter, we saw volumes that were generally in-line with our internal expectations from the first quarter of fiscal 2024. Our payment processing revenue has returned to the level of predictability we experienced prior to the COVID-19 pandemic. Additionally, our payment-facilitator volume percentage was 82% in the second quarter of fiscal year 2024, up 2% year-over-year. As we indicated in our May 31, 2023 letter, we have seen higher attachment rates in certain segments of the market by offering more attractive pricing.

Our payment processing gross margin[8] was 33% in the fiscal second quarter of 2024, compared to 36% and 34% in the second quarter of fiscal 2023 and the first quarter of fiscal 2024, respectively. Our fiscal second quarter take rate percentage[9] was 2.91%. Our fiscal second quarter take rate percentage decreased by 0.10% compared to 3.01% in the second quarter of fiscal 2023 but remained flat compared to 2.91% in the first quarter of fiscal 2024. We are comfortable with these trends in payment processing gross margin and take rate percentage as we believe our attractive pricing is helping us take a greater share of payment volume in the market.

PATIENT PAYMENT STATISTICS (FY2019-FY2024[4])



Take Rate Percentage[1]
Patient Payment Volume (in millions)[2]
Payment Facilitator Volume Percentage[3]
84% 83% 82% 83% 83% 83% 82% 82% 84% 82% 80% 79% 78% 78% 79% 79% 80% 80% 81% 81% 82% 82%
$360 $358 $358 $370 $461 $464 $463 $477 $454 $466 $524 $552 $701 $696 $682 $689 $837 $811 $815 $821 $1,016 $989
3.06% 3.09% 3.09% 3.08% 3.02% 3.04% 3.04% 3.01% 3.08% 3.11% 3.09% 3.08% 3.04% 3.00% 2.99% 2.96% 2.89% 3.01% 2.97% 2.97% 2.91% 2.91%
Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Q1'22 Q2'22 Q3'22 Q4'22 Q1'23 Q2'23 Q3'23 Q4'23 Q1'24 Q2'24
FY 2019
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024

[1] Take rate percentage is defined as: payment processing fees revenue / (patient payment volume x payment facilitator volume percentage).

[2] Patient payment volume: We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients' businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients who utilize our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as through cash and check payments, and credit and debit transactions for which Phreesia acts as a gateway to other payment processors.

[3] Payment facilitator volume percentage is defined as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue.

[4] Fiscal year ended January 31; FY2024 only includes Q1'24 and Q2'24.

[8] We define payment processing gross margin as the difference between payment processing fees revenue and payment processing expense, divided by payment processing fees revenue.

[9] We define take rate percentage as payment processing fees / by (patient payment volume x payment facilitator volume percentage).

Phreesia

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 7

Network Solutions

Our Network Solutions revenue includes fees from life sciences companies and payers for direct communications through the Phreesia platform that are designed to educate, engage and activate patients on topics critical to their health. Fiscal second quarter 2024 Network Solutions revenue increased 33% compared to the second quarter of fiscal year 2023. As a reminder, Network Solutions revenue from our life sciences clients is based largely on the delivery of messages at a contracted price per message to those patients from whom we receive permission. Campaigns are sold for a specified number of messages delivered to qualified patients over an expected timeframe, and revenue is recognized as those messages are delivered. During both the first and second quarters of fiscal 2024, we were able to deliver more messages for life sciences campaigns than we had originally anticipated, including some messages we had originally expected to deliver in the second half of fiscal 2024.

Life Sciences

The Phreesia network continues to offer exciting opportunities to engage patients across various subpopulations and deliver content, including research surveys. During the second quarter of fiscal year 2024, our team published research about how women are thinking about their reproductive health. The research was based on data collected in October 2022 from more than 5,700 women who consented to participate in surveys after completing check-in for their doctor's appointments. The research showed that the majority of surveyed women were focused on or concerned about their reproductive health—but their concerns varied depending on factors like age and child-bearing decisions.

76% of surveyed women are concerned or thinking about their reproductive health

n=3,211

1 in 5 surveyed women under age 35 (20%) have considered permanent solutions like sterilization to avoid unwanted pregnancy

n=1,212

19% of surveyed women underage 35 have evaluated new contraception options

n=1,212

50% of surveyed women who do not have a primary provider reported that they haven't received any reproductive health-related services in the past two years.

n=307

Phreesia

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 8

Hilary Hatch Named to the 2023 PM360 Elite 100



We are very proud of our Chief Clinical Officer Hilary Hatch, PhD, who was named one of the 2023 PM360 ELITE 100 by the healthcare-marketing trade publication, PM360. Winners were selected based on their career accomplishments and the influence they've had on the industry. As a psychologist and passionate champion of the patient voice, Dr. Hatch was honored in the Awards' "Disrupters" category, which celebrates leaders who aren't afraid to disrupt the status quo and change the way the industry operates. Dr. Hatch oversees Phreesia's clinical programs, research partnerships and best practices for implementation of patient reported outcomes (PROs), social determinants of health (SDOH) screening and the Patient Activation Measure (PAM).

Payer

From May to mid-June, Phreesia surveyed nearly 5,000 Medicare-age beneficiaries to better understand their preferences, experiences and perceptions related to healthcare insurance, particularly Medicare Advantage ("MA").

In surveying MA beneficiaries about their communication preferences and plan satisfaction, we found that while surveyed MA members use various modes of communication to receive benefits information from their insurance plans, they often do not receive them via the channels they most prefer, such as email. Phreesia is proud to partner with payers and providers to address this challenge, enabling health plans to engage members at the point of care via the communication channels they want to use.

CURRENT AND PREFERRED MODES OF COMMUNICATION FOR MA BENEFICIARIES


Current modes of communications (n=1,313)
Preferred modes of communications (n=1,326)
33%
42%
26%
58%
13%
25%
11%
23%
8%
30%
8%
24%
Mail
Email
Phone
Log into an online member portal
SMS (text) messaging
From my primary care doctor (PCP)

Phreesia
QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 9

Phreesia Platform Update

In the second quarter of fiscal 2024, we worked with our teams to look closely at opportunities to improve our economics, including by optimizing our spend, evaluating and optimizing the number of our licenses, and migrating to more efficient, cost-effective vendors, including for our platform for text-messaging between healthcare organizations and patients.

We would also like to highlight an important partnership between Phreesia and our clients that was launched earlier this year. We are proud to be helping patients at risk of losing Medicaid coverage connect with state resources to re-enroll in a Medicaid plan or enroll in an exchange plan. Since January 2023, our clients have leveraged the Phreesia Health Campaigns tool to send over 1.5 million messages to patients at risk of losing Medicaid coverage. We are proud to utilize our platform to help address an important gap in our healthcare system. We also appreciate the efforts of those members of the Phreesia team and our clients involved in this important initiative.

INNOVATIVE SOFTWARE TO IMPROVE EFFICIENCY, CASH FLOW AND THE PATIENT EXPERIENCE

ACCESS	REGISTRATION	REVENUE CYCLE	NETWORK CONNECT
Appointment reminders	Mobile and in-office intake modalities	Point-of-service payments	Patient and member education and engagement
Integrated patient scheduling	Registration for virtual visits	Insurance verification	Referral management
Automated appointment rescheduling	Specialty-specific workflows	Payment plans	Patient and member insights
Patient text messaging	Consent management	Online payments	
	Self-service, patient-reported outcomes, and screenings	Card on file and payment assurance	

Phreesia
QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 10

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 11 Phreesia acquires MediFind and Access eForms On June 30, we acquired Comsort, Inc. (d/b/a MediFind.) (“MediFind”), which added MediFind to our product platform. MediFind is a consumer-facing healthcare product that helps patients—especially those with serious, chronic and rare diseases—find better care faster. MediFind uses machine learning and proprietary algorithms to review publicly available data from a range of sources, identifying leading doctors in specific conditions and fields based on factors such as their research output, volume of patients and standing among their peers. We believe MediFind is a trusted, reliable product that addresses a critical challenge we’re all familiar with: finding a high-quality physician. MediFind is a natural extension of the investments Phreesia has made in its referral management offering. Over time, we expect MediFind to be increasingly integrated with our referral management solution, arming patients with the right tools and information to take a more active role in their care. We believe our size and scale will allow us to harness MediFind’s great product and strong consumer-facing brand, with important implications for patients and providers as well as life sciences and payer organizations. On August 11, we acquired Access eForms, LLC (“Access eForms”), an innovative electronic forms management and automation provider that helps hospitals across the country streamline workflows, improve compliance and deliver a better patient experience. Access eForms has a vast catalog of content as well as deep expertise in the delivery of thousands of different forms used in healthcare settings, which has enabled it to quickly implement its solutions and retain clients. Access eForms represents an extension of Phreesia’s investments in the acute care space over the past several years, and we believe we are even better positioned to broaden and deepen our relationships in this segment of the market with the addition of this new product offering. We believe the Access eForms product is an excellent complement to our existing functionality—especially in the acute-care space— and we’re looking forward to supporting its clients and partners.” — Evan Roberts, Phreesia’s Chief Operating Officer The Access eForms and Medifind acquisitions are consistent with the approach taken in other acquisitions such as Vital Score, QueueDr and Insignia Health. We have focused on opportunities to acquire founder-led organizations, often having little or no outside investment, that have built a product offering that has experienced meaningful utilization and that we believe has the ability to deliver a strong return on investment to clients.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 12 Culture Phreesia was recently named to Modern Healthcare’s list of the Best Places to Work in Healthcare, an awards program that recognizes top workplaces across areas like culture, leadership, benefits and overall satisfaction. This is the seventh time Phreesia has made the list, and the award is based on direct feedback from our employees. We are committed to fostering a positive, inclusive workplace for our Phreesians, and awards such as this one are incredibly gratifying. As part of that commitment to our employees, we conduct an annual engagement survey and use the results to identify priorities and drive improvements. Here are just some of the things we’ve implemented based on last year’s responses: Hosted the Spring into Action health challenge to motivate Phreesians to take small steps to improve their health Launched a leadership development pilot program Welcomed new employee resource groups for team members with disabilities and allies, and for Phreesians in the military and their families Revamped onboarding to be more focused on career development Dr. Lisa Egbuonu-Davis Named to Board of Directors During the second quarter, we were very pleased to name Lisa Egbuonu-Davis, M.D., MPH, MBA, as the newest member of our board of directors. Dr. Egbuonu-Davis is the former Vice President, Medical Innovations for DH Diagnostics, LLC, an affiliate of Danaher Corporation, where she provided medical advice to influence research, partnership and investment strategy across Danaher’s diagnostic platform businesses. Dr. Egbuonu-Davis brings broad strategic and operational experience in pharmaceuticals, public health and consulting, including expertise in developing and implementing research, commercialization and investment strategies for a variety of patient populations. “We’re honored to welcome Dr. Egbuonu-Davis to our board,” said CEO Chaim Indig in the press release announcing the appointment. “She has a strong reputation of integrating science and business to improve health outcomes, and her expertise will be an immense asset to our organization.”

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 13 Operating Leverage Cost of Revenue Cost of revenue (excluding depreciation and amortization) decreased $0.4 million to $14.4 million for the three months ended July 31, 2023, as compared to $14.9 million for the three months ended July 31, 2022. The decrease resulted primarily from a $1.2 million decrease in employee compensation and benefits costs driven by lower average headcount, partially offset by a $0.8 million increase in third-party costs driven by growth in revenue. Stock compensation expense incurred related to cost of revenue was $1.2 million and $1.0 million for the three months ended July 31, 2023 and 2022, respectively. Sales & Marketing Sales and marketing expense decreased $1.1 million to $37.2 million for the three months ended July 31, 2023, as compared to $38.3 million for the three months ended July 31, 2022. The decrease was primarily attributable to a $2.0 million decrease in total compensation and benefits costs driven by lower average headcount, partially offset by a $1.0 million increase in third-party sales and marketing costs. Stock compensation expense incurred related to sales and marketing expense was $7.1 million and $5.4 million for the three months ended July 31, 2023 and 2022, respectively. Research & Development Research and development expense increased $4.9 million to $27.5 million for the three months ended July 31, 2023, as compared to $22.5 million for the three months ended July 31, 2022. The increase resulted primarily from a $4.2 million increase in total compensation and benefits costs driven by higher compensation for existing employees and increased headcount, as well as a $0.7 million increase in software and other third-party research and development costs. Stock compensation expense incurred related to research and development expense was $4.6 million and $3.0 million for the three months ended July 31, 2023 and 2022, respectively. General & Administrative General and administrative expense increased $0.9 million to $21.0 million for the three months ended July 31, 2023, as compared to $20.1 million for the three months ended July 31, 2022. The increase resulted primarily from higher outside services costs associated with current year acquisitions. Stock compensation expense incurred related to general and administrative expense was $5.7 million and $5.2 million for the three months ended July 31, 2023 and 2022, respectively.

OPERATING EXPENSE TRENDS



Subscription & Network Solutions[1]
Cost of Revenue % Rev
27% 29% 29% 30% 33% 31% 27% 27% 25% 23%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24
Payment processing expense[2]
% Rev
58% 59% 59% 61% 63% 64% 65% 65% 66% 67%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24
Sales & Marketing
$ / % of Rev
$15 $22 $32 $37 $40 $38 $37 $36 $37 $37
31% 43% 57% 64% 63% 56% 50% 47% 45% 43%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24
Research & Development
$ / % of Rev
$8 $11 $15 $17 $21 $23 $23 $25 $26 $27
17% 22% 27% 30% 33% 33% 31% 33% 32% 32%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24
General & Administrative
$ / % Rev
$13 $16 $18 $22 $21 $20 $20 $20 $20 $21
26% 32% 32% 37% 33% 30% 27% 26% 24% 24%
Q1 FY22 Q2 FY22 Q3 FY22 Q4 FY22 Q1 FY23 Q2 FY23 Q3 FY23 Q4 FY23 Q1 FY24 Q2 FY24

[1] Subscription & Network Solutions Cost of Revenue as a % of Revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenues and Network solutions revenues.

[2] Payment Processing Expense as a % of Revenue equals payment processing expense divided by payment processing fees revenues.

Phreesia QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 14

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 15 Cash Flow Statement, Balance Sheet and Liquidity As of July 31, 2023 and January 31, 2023, we had cash and cash equivalents of $127.7 million and $176.7 million, respectively. Cash and cash equivalents consist of money market funds and cash on deposit at various financial institutions. We note that certain cash payments are made in individual quarters, causing some quarter-to-quarter fluctuations in cash flow from operations and free cash flow. We are comfortable that our current cash and cash equivalents balance, along with cash generated in the normal course of business, are sufficient to finance our plans to achieve our fiscal year 2025 targets. ($ in thousands) Three months ended July 31, Six months ended July 31, 2023 2022 2023 2022 Net cash used in operating activities $(9,331) $(19,843) $(22,990) $(53,476) Investing activities: Acquisitions, net of cash acquired* (3,873) - (3,873) - Capitalized internal-use software (5,088) (5,003) (9,820) (10,242) Purchases of property and equipment (755) (849) (2,102) (2,634) Net cash used in investing activities $(9,716) $(5,852) $(15,795) $(12,876) *Acquisitions, net of cash acquired consists of cash paid to acquire MediFind during the second quarter of fiscal 2024, net of cash acquired. Fiscal Year 2024 Outlook We are maintaining our revenue outlook for fiscal year 2024 at $353 million to $356 million, implying year-over-year growth of 26% to 27%. We are raising our Adjusted EBITDA outlook for fiscal year 2024 to a range of negative $54 million to negative $49 million from a range of negative $60 million to negative $55 million to reflect our strong performance in the fiscal second quarter. During fiscal year 2024, we expect to see continued operating leverage. We expect that the magnitude of improvement on a quarter-to-quarter basis will vary based on the timing of certain investments and our revenue mix.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 16 Fiscal Year 2025 Target We are maintaining our $500 million revenue target to be achieved by annualizing our highest- revenue quarter in fiscal year 2025,10 and we continue to expect to reach profitability11 during fiscal year 2025. We believe our cash and cash equivalents, along with cash generated in the normal course of business, can support our path to our fiscal year 2025 targets. We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets. About Phreesia Phreesia is a trusted leader in patient activation, giving providers, health plans, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled more than 120 million patient visits in 2022–more than 1 in 10 visits across the U.S.–scale that we believe allows us to make meaningful impact. Offering patient- driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. To learn more, visit phreesia.com. INVESTOR CONTACT: Balaji Gandhi investors@phreesia.com MEDIA CONTACT: Maureen McKinney mmckinney@phreesia.com 10 For our target revenue, “annualized” is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four. 11 For the purposes of this statement, we define “profitability” in terms of Adjusted EBITDA.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 17 Non-GAAP Financial Measures We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). We also have not reconciled our gross margins (excluding payments revenue and payment processing expenses)12 to GAAP gross margin due to the uncertainty and potential variability of reconciling items between gross margin (excluding payments revenue and payment processing expenses) and GAAP gross margin. Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). Forward-Looking Statements This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operational performance, including our revenue, margins, Adjusted EBITDA, cash flows and our ability to reach profitability in fiscal year 2025; our outlook for fiscal year 2024 (including with respect to Adjusted EBITDA) and fiscal year 2025 targets; the expected results and benefits of our acquisitions, including our recent acquisitions of MediFind and Access eForms; our estimated total addressable market (including any components thereof) and our estimated addressable healthcare services clients; our expected increase in AHSCs during the third quarter of fiscal year 2024; our expectations regarding Subscription and Related Services revenue per AHSC in the third quarter of fiscal 2024; our expectations regarding a potential decline in Payment Processing gross margin percentage and take rate percentage; our belief that our platform and revenue streams offer us multiple paths for achieving our targets; our ability to finance our plans to achieve our 2025 targets with our current cash balance along with cash generated in the normal course of business, our business strategy and operating plans; industry trends and predictions; our anticipated growth and operating leverage, including our expectation that we will see continued operating leverage during fiscal 12 We define gross margins (excluding payments revenue and payment processing expenses) as the excess of the sum of Subscription and related services revenue and Network solutions revenue over cost of revenue (excluding depreciation and amortization), divided by the sum of Subscription and related services revenue and Network solutions revenue.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 18 year 2024; the factors that drive our revenue growth; successful implementation of our solutions under development; and our expectations regarding the expansion of our offerings and our network of clients and partners. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; changes in market conditions and receptivity to our products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships, including our recent acquisitions of MediFind and Access eForms; difficulties in integrating our acquisitions and investments; and the recent high inflationary environment and other general market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (the "SEC"), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2023 that will be filed with the SEC after this letter. The forward- looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward- looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law. This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2024 | 19 Conference Call Information We will hold a conference call on September 6, 2023 at 5:00 PM ET to review our 2024 fiscal second quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.